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                                                                      EXHIBIT 14

                                 CODE OF ETHICS
                                     FOR THE
      CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF FINANCIAL OFFICER AND OTHER
                           SENIOR FINANCIAL OFFICERS


APPLICABILITY

This Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, the President and other senior financial officers and has been adopted by the Audit Committee of the Board of Directors of Olympic Steel, Inc., which is authorized to amend this Code.

STANDARDS OF CONDUCT

In performing his or her duties, the Chief Executive Officer, the President, the Chief Financial Officer and other senior financial officers shall:
     - exhibit and promote honest and ethical behavior within the Company, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships as described in the Company's Business Ethics Policy;
     - promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications made by the Company;
     -    comply with applicable governmental laws, rules and regulations; and
     - report promptly any violation of this Code of Ethics to the Chairman of the Audit Committee.

ACCOUNTABILITY/ADMINISTRATION

The Chief Executive Officer, the President, the Chief Financial Officer and other senior financial officers are expected to adhere to this Code of Ethics. The Chairman of the Audit Committee will assess compliance with this Code of Ethics and report any material violations to the Audit Committee. The Audit Committee will consider such reports and shall recommend to the Board of Directors appropriate responsive actions.

Any request for a waiver under this Code of Ethics shall be submitted in writing to the Chairman of the Audit Committee who has authority to grant or deny it. Any amendment to or waiver from this Code of Ethics shall be promptly disclosed on the Company's web site or through a current report filed with the Securities and Exchange Commission.